UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a – 12

CLOSURE MEDICAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[LETTERHEAD OF CLOSURE MEDICAL CORPORATION]

TO:	Holders of Closure Medical Corporation Stock Options

FROM:	Benny Ward, Mike Hoban

DATE:	April 1, 2005

RE:	Effect of Merger on Stock Options

As you know, Closure Medical Corporation (the “Company”), Johnson & Johnson (“J&J”) and a subsidiary of J&J have entered into an agreement and plan of merger. If the merger is completed, the subsidiary will be merged with and into the Company and each outstanding share of the Company’s common stock will be converted into the right to receive the merger consideration of $27.00 in cash, without interest.

We have described below how your Company stock options will be affected by the merger.

Stock Options

You may currently hold outstanding options to purchase Company common stock, both vested and unvested. Those options that were not vested as of March 3, 2005 will become 100% vested, contingent upon completion of the merger (“Merger Accelerated Options”).

All options that remain outstanding immediately prior to the completion of the merger will be cancelled upon completion of the merger. If you hold options with an exercise price less than $27.00 per share, you will receive in exchange a lump sum cash payment, with respect to each such option, equal to:

•	The number of shares of Company stock for which the option has not been exercised, multiplied by

•	The excess of the $27.00 merger consideration over the per share exercise price of the option.

The cash payment will be made subject to applicable withholding taxes, and will be paid as soon as practicable following the completion of the merger.

No payment will be made with respect to the cancellation of any option that has a per share exercise price equal to or greater than $27.00.

Upon completion of the merger, any right you previously had to acquire any stock of the Company or the surviving corporation or any other equity interest in the Company or surviving corporation will be extinguished.

Pursuant to the terms of the Company’s 1996 Equity Compensation Plan, you may elect to exercise your outstanding options at any time prior to 5:00 p.m. on May 15, 2005 (but not later than the expiration date set forth in your option agreement). No options may be exercised after 5:00 p.m. on May 15, 2005. Any options that are not exercised prior to that time will be exchanged for a lump sum cash payment in the merger as described above.

You may exercise options other than Merger Accelerated Options pursuant to normal option exercise procedures (within the time frame prescribed above). The vesting of Merger Accelerated Options is contingent upon completion of the merger, so in the event you elect to exercise Merger Accelerated Options, you must complete a notice of exercise and deliver the exercise price and the applicable tax withholding amount in the form of a check payable to the Company prior to 5:00 p.m. on May 15, 2005. The Company will process the exercise of Merger Accelerated Options on the day immediately prior to the date the merger is completed.

Please note that you are NOT required to exercise any of your options prior to the completion of the merger. If you do not exercise your options, your options will be automatically cancelled immediately prior to the completion of the merger, and you will receive the payment (if any) described above with respect to the options.

Questions

If you have questions regarding this information, please call Benny Ward or Mike Hoban.

This material is not a substitute for the proxy statement the Company will file with the SEC. You are urged to read the proxy statement, including detailed risk factors, when it becomes available, because it will contain important information. The proxy statement and other documents, which will be filed by the Company with the SEC, will be available free of charge at the SEC’s website, www.sec.gov, or by visiting the Company’s website at www.closuremed.com.

The Company and certain of its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from the Company’s stockholders in connection with the proposed transaction. You may obtain a detailed list of names, affiliations and interests of Company participants in the solicitation of proxies of the Company’s shareholders by reading the proxy statement when it becomes available.